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                                                                   EXHIBIT 10.10

                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT (this "Agreement") effective as of January 2, 2003 is by and between DAVID G. ELKINS ("Employee") and STERLING CHEMICALS, INC. (the "Company").

         WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement dated as of January 23, 2001 (the "Employment Agreement");

         WHEREAS, Employee is a participant under the Company's Third Amended and Restated Key Employee Protection Plan ("KEPP");

         WHEREAS, Employee has announced his decision to retire from the Company effective January 2, 2003 (the "Retirement Date"); and

         WHEREAS, the Company and Employee are entering into this Agreement primarily to set forth their mutual agreement as to the payments and other benefits to be paid or provided to Employee in connection with or arising out of the termination of his employment with the Company.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby acknowledge, represent, warrant, covenant and agree as follows:

                                    ARTICLE I

                                   Termination

         Section 1.1. Termination of Employment. On the Effective Date, Employee's employment with the Company shall be deemed to have terminated for all purposes as of the Retirement Date. As used in this Agreement, "Effective Date" means the date on which this Agreement becomes effective in accordance with Section 5.4 below. The Company agrees that such termination shall be treated, for all purposes, as a termination of employment for Good Reason under both the Employment Agreement and the KEPP, and the Company agrees that all requirements imposed on Employee under the Employment Agreement and the KEPP regarding a termination of employment for Good Reason are deemed to have been satisfied.

         Section 1.2. Resignation as Director and Officer. Employee hereby resigns as President and Co-Chief Executive Officer of the Company and as a director of, and from any and all offices held in, each of the Company's direct or indirect subsidiaries (such subsidiaries collectively, the "Constituent Companies"), effective as of the Retirement Date.

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                                   ARTICLE II

                                    Benefits

         Section 2.1. Base Salary. Promptly after the Retirement Date, but subject to all the provisions of this Agreement, the Company shall pay to Employee a lump sum amount for all unpaid base salary earned by Employee as of December 31, 2002, such amount representing payment in full for all earned but unpaid base salary due Employee as of the date of the execution of this Agreement.

         Section 2.2. Severance Payment. As soon as practicable after the Effective Date, but subject to all the provisions of this Agreement, the Company agrees to pay to Employee a lump sum severance payment in the amount of $1,578,500 pursuant to Section 2.02(a)(i) of the KEPP. Employee acknowledges and agrees that the severance payment provided for in this Section 2.2 is in lieu of, and not in addition to, any severance payment, separation payment, termination payment or other similar payment payable to Employee under any contract or agreement (including, without limitation, the Employment Agreement) or under any other employee benefit plan, program or practice of the Company. Consistent with Section 2.02(c) of the KEPP, Employee agrees that, if Employee is offered and accepts reemployment by the Company on or before January 2, 2004, he will repay the Company a Pro Rata Portion of any amounts paid pursuant to this Section 2.2. For purposes of this Agreement, "Pro Rata Portion" means (a) the aggregate amount paid to Employee pursuant to this Section 2.2 times a fraction, (i) the numerator of which is the number of days from Employee's reemployment date to January 2, 2004 and (ii) the denominator of which is 365, minus (b) such amount as may be required to ensure that the net after tax amount retained by Employee after any repayment to the Company pursuant to this Section
2.2 is equivalent to the net after tax amount that would have been retained by Employee had Employee originally received and paid taxes on an amount equal to the original amount paid to Employee pursuant to this Section 2.2 minus the amount repaid by Employee.

         Section 2.3. Accrued Vacation. Prior to the execution of this Agreement, the Company has paid to Employee a lump sum payment in the amount of $103,600, representing full and complete payment for all unused vacation time earned and accrued by Employee as of the Retirement Date. The Company acknowledges that taxes were withheld from such payment and the Company remains obligated to compensate Employee under Section 7.05(a) of the Employment Agreement, which amount shall be paid concurrently with the payment of amounts due under Section 2.2.

         Section 2.4. Business Expenses. The Company ratifies and confirms in all respects its obligation under Sections 3.07 and 3.09 of the Employment Agreement to reimburse Employee for certain professional fees and business expenses incurred on or before January 2, 2003. Employee understands and agrees that the Company is not obligated to reimburse Employee for any expenses incurred after January 2, 2003 (other than expenses incurred in Employee's capacity as a director of the Company).

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         Section 2.5.   Stock Options, etc. Employee acknowledges and agrees
that, as of the Retirement Date, (a) Employee does not own or hold any options, warrants, calls, subscriptions or other rights of any nature to acquire any shares of capital stock or other securities of the Company or any Constituent Company and (b) Employee does not own or hold any phantom stock, stock appreciation right or any similar rights with respect to the Company or any Constituent Company.

         Section 2.6. Tax Withholding. Each payment to Employee under this Agreement will be subject to withholding for federal income and FICA taxes and other elected deductions; provided, however, that no such withholding, nor any other provision of this Agreement, shall diminish or reduce in any respect Employee's rights under Section 7.05 of the Employment Agreement or Section 2.05 of the KEPP.

         Section 2.7. Other Benefits. Notwithstanding any provision of this Agreement to the contrary, Employee shall be entitled to receive (a) all of the retirement and other post-employment benefits provided for in the Employment Agreement, including (without limitation) those described in Sections 3.04(c), 3.12, 3.13(b), 7.03, 7.05, 7.06, 7.07 and 7.08 of the Employment Agreement and
(b) all of the benefits afforded to Employee as an eligible retiree under the Company's retiree medical plan, Salaried Employees Pension Plan, Pension Benefit Equalization Plan and Supplemental Employee Retirement Plan. In addition, during the period commencing on January 2, 2003 and continuing thereafter until January 2, 2006, Employee shall continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) of the Company by which he was covered on January 1, 2003 notwithstanding any subsequent termination or amendment of any such plan or programs and notwithstanding any eligibility provisions thereof to the contrary, provided that (i) with respect to benefits available to Employee under any group health plan of the Company which is subject to the Consolidated Omnibus Recertification Act of 1985, as amended, Employee makes a timely COBRA election and (ii) notwithstanding the foregoing, in lieu of continued coverage under the Company's life insurance program, the Company shall reimburse Employee for a portion of the actual premiums paid by Employee for his individual life insurance policy covering the period from the date hereof until January 2, 2005, such portion to be equal to the aggregate premium paid by Employee for such life insurance policy (pro rated for any partial covered period) times a fraction, the numerator of which is $875,000 and the denominator of which is the maximum benefit payable under such policy.

                                   ARTICLE III

                                 Mutual Releases

         Section 3.1. Release by Employee. (a) Except for any claims arising under this Agreement or as otherwise expressly provided in this Agreement, Employee, on behalf of himself and his heirs, beneficiaries and personal representatives and assigns, knowingly and voluntarily releases, acquits and forever discharges the Company Parties (defined below) of and from any and all claims, charges, complaints, obligations, liabilities, promises, agreements, contracts, damages, actions, causes of action, suits and accrued benefits of every kind and nature and whether known or unknown, both at law (whether common law, statutory or otherwise) and

                                      -3-

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in equity, arising from or in any way connected with or related to Employee's employment with the Company or the termination of Employee's employment with the Company or any of the events or circumstances leading to, surrounding or resulting in such termination. Employee acknowledges and agrees that the foregoing is a full and complete release which covers, without limitation, any and all:

         (i) claims, charges, complaints, obligations, liabilities, damages, actions, causes of action and suits based, in whole or in part, on wrongful termination, discrimination, breach of contract, retaliatory discharge, discharge in violation of public policy, breach of any covenant in the Employment Agreement, breach of any covenant of good faith or fair dealing, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, fraud, invasion of privacy or violation of any federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Equal Pay Act, 29 U.S.C. Section 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 215(a)(3), the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (the "ADEA"), the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 201 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 660(c), the Texas Commission on Human Rights Act, Texas Labor Code Section 21.001, et. seq., the Texas Workers' Compensation Act, Texas Labor Code Sections 451.001, Texas Payday Law, Title II, Chapter 61 and Texas Labor Code, in each case, to the extent that such claim, charge, complaint, obligation, liability, damage, actions, cause of action or suit is based on any act or omission of the Company on or before the date of this Agreement; and

         (ii) claims for severance pay, bonuses or benefits under any compensation or employee benefit plan, program, policy, contract or other arrangement of the Company, but excluding any severance pay, bonus or benefit which Employee is entitled to receive under Article II of this Agreement.

Subject to Section 5.4 below, the foregoing release is unconditional and irrevocable.

         (b) As used herein, "Company Parties" means the Company, each Constituent Company and each of their respective former, present and future directors, officers, employees, agents and stockholders and all persons acting by, through or in concert with any of them.

         Section 3.2. Release by Company; No Offset. (a) The Company, on behalf of itself and its successors and assigns, knowingly and voluntarily releases, acquits and forever discharges Employee of and from all claims, charges, complaints, obligations, liabilities, promises, agreements, contracts, damages, actions, causes of action and suits of every kind and nature and whether known or unknown, both at law (whether common law, statutory or otherwise) and in equity, arising from or in any way connected with or related to Employee's employment with the Company or the termination of Employee's employment with the Company or any of the events or circumstances leading to, surrounding or resulting in such

                                      -4-

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termination, including, but not limited to, claims, charges, complaints, obligations, liabilities, damages, actions, causes of action and suits based, in whole or in part, on breach of contract. Subject to Section 5.4 below, the foregoing release is unconditional and irrevocable.

         (b) The Company's obligations to make the payments and arrangements provided for in this Agreement and to otherwise perform its obligations under this Agreement shall be absolute and unconditional and, except as specifically provided in this Agreement, shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or any other person or entity.

                                   ARTICLE IV

                                Certain Covenants

         Section 4.1. Non-Competition. Prior to the first anniversary of the Retirement Date, Employee will not own an interest in, manage, operate, join, control, lend money to or render financial or other assistance to or participate or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, corporation, partnership or other business organization that competes with the Company or any Constituent Company in the manufacturing, marketing or sales of styrene monomer, acrylonitrile or acetic acid; provided, however, that the foregoing restriction will not preclude Employee from acquiring or holding up to 5% of the voting securities of any entity that is listed on a national securities exchange. Employee acknowledges and agrees that the foregoing restriction is fair and reasonable in all respects and is reasonably required for the protection of the Company. Employee understands that the foregoing restriction may limit his ability to engage in a business similar to the Company's business, but Employee acknowledges that he will receive sufficiently high remuneration and benefits from the Company hereunder to justify such restriction. If Employee delivers to the Company a written request that the Company waive compliance with the foregoing restriction as to a particular activity which Employee desires to engage in, the Company agrees to consider such request in good faith and further agrees not to unreasonably refuse such request. For this purpose, a refusal by the Company of a request relating to any particular activity will not be deemed unreasonable if such activity could have a detrimental or prejudicial effect on the Company or any Constituent Company.

         Section 4.2. Confidentiality. Employee ratifies and confirms in all respects the covenants and agreements set forth in Article V of the Employment Agreement, which provisions are hereby incorporated into this Agreement as if set forth in their entirety. Employee acknowledges and agrees that such covenants and agreement shall survive the termination of Employee's employment with the Company.

         Section 4.3. Non-disparagement. (a) Subject to Section 5.4 below, the Company agrees that it will not make any statements to third parties which are intended to disparage, discredit or injure the reputation of Employee.

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         (b)      Subject to Section 5.4 below, Employee agrees that he will not make any statements to third parties which are intended to disparage, discredit or injure the reputation of the Company or any of the other Company Parties. Employee agrees that he will not do anything that would in any way tend to harm the Company's good will and relationships with customers, suppliers and others having business dealings with the Company.

         (c) Nothing in this Section 4.3 shall obligate either party to commit perjury or violate any law or court order.

         Section 4.4. Return of Company Property, etc. Employee agrees to promptly turn over to the Company all files, memoranda, records, documents, credit cards, parking cards and other personal property of the Company or any Constituent Company in the possession or under the control of Employee. Employee understands and agrees that, after the Retirement Date, Employee is no longer authorized to incur any expenses, obligations or liabilities or otherwise act in the name or on behalf of the Company or any Constituent Company (other than in connection with his service as a director of the Company).

         Section 4.5. Cooperation. Employee agrees that, if reasonably requested by the Company, Employee will be reasonably available to, and will cooperate in all reasonable respects with, the Company and the Constituent Companies and their respective counsel in connection with any litigation, proceeding or investigation (administrative, civil or criminal). It is understood and agreed that Employee shall not be required to devote more than one day of his time pursuant to any particular request by the Company under this
Section 4.5 unless the parties shall have mutually agreed upon the amount of reasonable compensation to be paid to Employee therefor. Upon written request accompanied by appropriate documentation, the Company agrees to reimburse Employee for any reasonable expenses incurred by Employee in connection with any actions taken by Employee pursuant to this Section 4.5.

                                    ARTICLE V

                                  Miscellaneous

         Section 5.1. Additional Representations, Warranties, etc. of Employee. (a) Employee represents and warrants that he has not filed any complaints, charges or lawsuits against any Company Party with any governmental agency or in any court.

         (b) Employee acknowledges and agrees that the execution, delivery and performance of this Agreement by the Company shall not to be construed as an admission of liability of any kind on the part of, or as evidence of unlawful or improper conduct of any kind by, any Company Party, all such liability and conduct being expressly denied.

         (c) Employee voluntarily accepts the payments and other benefits described in Article II hereof as sufficient payment for the release contained in Section 3.1 hereof and the other representations, warranties and agreements of Employee set forth in this Agreement. Employee acknowledges and agrees that no promises, commitments, statements or

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representations (oral or written) have been made to Employee by or on behalf of any Company Party which are contrary to the terms of this Agreement.

         (d)      Employee understands and agrees that the release contained in
Section 3.1 above is a full, complete and final release of all Company Parties. Employee represents and warrants that Employee has completely read this Agreement and fully understands its terms, contents, conditions and effects.

         (e) Employee acknowledges that Employee has been represented in connection with this Agreement by the law firm of Fulbright & Jaworski, his attorneys of choice.

         (f) Employee represents and warrants that Employee is not presently affected by any disability which would prevent Employee from knowingly and voluntarily signing this Agreement or granting the release set forth in
Section 3.1 above. Employee represents and warrants that the representations, warranties, releases and agreements made by Employee in this Agreement are made of his own free will and accord and were not made under duress, coercion or undue influence and that Employee does not consider himself to be in a disparate bargaining position relative to the Company with respect to the matters covered by this Agreement.

         (g) Employee expressly represents and warrants that Employee has completely read this Agreement prior to executing it, has had an opportunity to review it, has been offered twenty-one days within which to consider this Agreement and to understand its terms, contents, conditions and effects and has entered into this Agreement knowingly and voluntarily.

         Section 5.2. Dispute Resolution; Remedies. (a) In the event a dispute shall arise between the parties as to whether the provisions of this Agreement have been complied with, the parties agree, subject to paragraphs (b) and (c) below, to resolve such dispute in accordance with the provisions of
Article VI of the Employment Agreement, which provisions are hereby incorporated in this Agreement as if set forth in their entirety. In the event a dispute under this Agreement is resolved by mediation or arbitration in accordance with this paragraph (a), the non-prevailing party shall be responsible for the reasonable legal fees and expenses incurred by the prevailing party in connection with such mediation or arbitration.

         (b) Employee acknowledges and agrees that a breach of any of the covenants contained in Article IV hereof may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by such covenants or such other relief as may be required or appropriate to specifically enforce any of such covenants. Employee submits to the in personam jurisdiction before each and every court in Harris County, Texas for that purpose.

         (c) Subject to paragraph (a) above, no right, power or remedy granted under this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any and

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all other rights, powers and remedies referred to in this Agreement or otherwise available at law or in equity.

         Section 5.3. Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

         Section 5.4.   Consideration Period; Employee's Right of Revocation.
(a) Employee hereby knowingly and voluntarily waives the remainder of the 21-day consideration period, if any, following the date Employee signs this Agreement. Employee acknowledges and agrees that (i) he has not been asked by the Company to shorten his time-period for consideration of whether to sign this Agreement,
(ii) the Company has not threatened to withdraw or alter the benefits due Employee prior to the expiration of the 21-day period nor has the Company provided different terms to Employee because he has decided to sign this Agreement prior to the expiration of the 21-day consideration period, and (iii) he understands that having waived some portion of the 21-day consideration period, the Company will expedite the processing of benefits provided to Employee in exchange for signing this Agreement.

         (b) Employee understands that Employee has until 4:00 p.m. on January 17, 2003 within which to consider this Agreement and that this Agreement is revocable by Employee for a period of seven days following the execution of this Agreement and, if not so revoked, this Agreement will become effective and enforceable. For the revocation to be effective, written notice of revocation must be delivered to Kenneth M. Hale, General Counsel, Sterling Chemicals, Inc., 1200 Smith Street, Suite 1900, Houston, TX, 77002, no later than the close of business on the seventh day after Employee has signed this Agreement. If Employee revokes this Agreement as aforesaid, this Agreement shall automatically terminate and cease to be of any force or effect. No benefits will be paid under this Agreement until the eighth day after Employee signs this Agreement.

         (c) Employee understands that following the seven-day revocation period, this Agreement will be final and binding. Employee acknowledges and agrees that he will not pursue any claim, which he has settled by this Agreement. In the event that Employee breaches this agreement, Employee shall pay all of the Company's costs and expenses (including reasonable attorneys' fees) related to the defense of any claims (other than claims under the Older Workers Benefit Protection Act ("OWBPA") and the ADEA). Without regard to the foregoing, Employee acknowledges and agrees that (i) he may challenge the knowing and voluntary nature of the releases contained in this Agreement under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission ("EEOC"), or any state or local agency charged with the enforcement of any discrimination laws and (ii) nothing in this Agreement prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency charged with the enforcement of any discrimination laws; provided, however, that if Employee pursues any claim against the Company under the OWBPA or the ADEA, the Company may seek to set off the amount paid to Employee under this Agreement against any award Employee may obtain in such legal proceeding, and the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable federal or state law.

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         Section 5.5.   Amendments and Waivers. No provision of this Agreement
may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. The failure of the Company or Employee to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other terms of the Agreement.

         Section 5.6. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         Section 5.7. Counterparts. This Agreement may be signed in any number of identical counterparts,each of which shall be deemed an original for all purposes.

         Section 5.8. Interpretation. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. No provision of this Agreement shall be construed against either party solely because that party (or its counsel) drafted such provision.

         Section 5.9. Successors and Assigns. (a) This Agreement shall be binding upon and enforceable against the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably acceptable to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such agreement shall become effective concurrently with the consummation of the transaction requiring the same. A copy of such agreement shall promptly be provided to Employee. As used herein, the term "Company" shall include any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this
Section 5.9(a) or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to Employee's estate.

         (c) This Agreement shall be binding upon and enforceable against Employee and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Each other Company Party is a beneficiary of this Agreement and may enforce this Agreement the same as if such Company Party were a party

                                      -9-

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thereto. This Agreement and all rights of each Company Party hereunder shall inure to the benefit of and be enforceable by such Company Party and its successors and assigns

         Section 5.10. Further Assurances. Each party agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect and carry out the intent and purposes of this Agreement.

         Section 5.11. Entire Agreement. Except to the extent that provisions from the Employment Agreement or the KEPP expressly survive the execution of this Agreement pursuant to the terms hereof, this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and agreements relating to such matter, whether oral or written; provided, however, that, (a) the Indemnity Agreement between the Company and Employee dated as of January 1, 1997 shall remain in full force and effect in accordance with its terms and (b) to the extent not inconsistent with or contrary to the terms of this Agreement, Articles I, V, VI and VII and Sections 3.04(c), 3.12 and 3.13(b) of the Employment Agreement shall remain in full force and effect in accordance with their terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            EMPLOYEE:

                                            ___________________________________
                                            David G. Elkins

                                            Dated:_____________________________

                                            STERLING CHEMICALS, INC.

                                            By:________________________________

                                            Printed Name:______________________

                                            Title:_____________________________

                                            Dated:_____________________________

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